                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective
Amendment No. 47 to the registration statement on Form N1-A ("Registration
Statement") of our report dated May 10, 2002, relating to the financial statements and financial highlights which appear in the March 31, 2002 Annual
Report to Shareholders of the Capital Preservation Fund, Government Agency Money
Market Fund, Government Bond Fund, Treasury Fund, Inflation-Adjusted Bond Fund,
Short-Term Government Fund and Ginnie Mae Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and
"Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, MO
July 25, 2002